Registration No. 33-60340
                                                                Rule 424(b)(3)

         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 20, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1993F, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
_________________________________________________________________

     On September 23, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993F, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $266,044,740. The Class A Certificates represented beneficial interests of approximately 97.10% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-42 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                      December 31, 2001       December 31, 2000       December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst   Principal
                                      Loans      Amount       Loans      Amount        Loans       Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058      11,223    $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $  48,857         486   $ 197,046          199    $   76,666
  60-89 Days....................          24      11,747          55      28,746           38        15,834
  90 Days or More*..............          48      30,333          20      13,294           15         8,300
                                    ---------- ----------   ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $  90,937         561   $ 239,086          252    $  100,800
                                    ========== ==========   ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%       4.89%       3.13%       3.54%        2.25%         2.23%

Loans in Foreclosure............          29    $ 18,879          36    $ 24,910           36      $ 33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%       1.02%       0.20%       0.37%        0.32%         0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------
Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------

Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                 0.02%                  0.12%

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Group 1 Mortgage Loan Principal Balances", "Margins in Loan Group 1", "Range of Cut-Off Date Group 2 Mortgage Loan Principal Balances" and "Cut-Off Date Group 3 Mortgage Loan Principal Balances" under the heading "The Mortgage Pool" on pages S-27, S-30, S-33 and S-37, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and margins of the Mortgage Loans:

               Range of Group 1 Mortgage Loan Principal Balances
                            as of December 31, 2001


                                                  Number of                                % of Mortgage Pool by
        Range of Principal Balances            Mortgage Loans       Principal Balance        Principal Balance
-------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                           6               $     72,917.54               0.31%
$60,000-74,999.99                                      2                    140,510.18               0.60%
$75,000-99,999.99                                      5                    437,473.89               1.88%
$110,0000-149,999.99                                   6                    712,649.83               3.05%
$150,000-199,999.99                                    5                    864,347.57               3.71%
$200,0000-249,999.99                                   7                  1,560,957.85               6.69%
$250,000-299,999.99                                    8                  2,218,866.71               9.51%
$300,000-349,999.99                                    7                  2,283,967.68               9.79%
$350,000-399,999.99                                    1                    389,590.59               1.67%
$400,000-449,999.99                                    2                    871,561.13               3.74%
$450,000-499,999.99                                    1                    480,000.00               2.06%
$600,000-649,999.99                                    1                    629,999.98               2.70%
$650,000-699,999.99                                    1                    692,000.00               2.97%
$800,000-849,999.99                                    2                  1,637,999.98               7.02%
$950,000-999,999.99                                    1                    999,625.07               4.28%
$1,100,000-1,199,999.99                                1                  1,169,000.00               5.01%
$1,200,000-1,299,999.99                                1                  1,299,490.66               5.57%
$2,000,000-2,099,999.99                                1                  2,000,000.00               8.57%
$2,400,000-2,499,999.99                                2                  4,870,182.58              20.87%
                                              --------------------- ---------------------- ------------------------
TOTALS                                                60                $23,331,141.24             100.00%
                                              =====================================================================


                 Range of Prime Index Margins in Loan Group 1
                            as of December 31, 2001



                                                  Number of                                 % of Mortgage Pool by
                Margin (1)                     Mortgage Loans       Principal Balance         Principal Balance
-------------------------------------------------------------------------------------------------------------------
                    -0.250                             3            $    3,421,544.99              34.84%
                    -0.125                             3                 1,664,951.35              16.95%
                     0.000                             6                 1,717,533.02              17.49%
                     0.250                             8                 1,401,457.23              14.27%
                     0.500                            12                 1,280,035.50              13.03%
                     1.000                             3                   336,105.69               3.42%
                                             --------------------- ---------------------- ---------------------------
                    TOTALS                            35                 9,821,627.78             100.00%
                                             ===================== ====================== ===========================



            Range of Six Month LIBOR Index Margins in Loan Group 1
                           as of December 31, 2001


                                                  Number of                                 % of Mortgage Pool by
                Margin (1)                     Mortgage Loans       Principal Balance         Principal Balance
-------------------------------------------------------------------------------------------------------------------
                  1.250                               1               $   325,103.89                  2.41%
                  1.500                               5                 8,176,673.22                 60.53%
                  1.625                               2                 1,050,378.07                  7.77%
                  1.750                              10                 2,647,552.97                 19.60%
                  1.875                               1                   315,823.80                  2.34%
                  2.000                               3                   752,853.05                  5.57%
                  2.250                               3                   241,128.46                  1.78%
                                            -------------------------------------------------------------------------
                  TOTALS                             25               $13,509,513.46                100.00%
                                            =========================================================================

_________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except when the Margin is greater than or equal to 1.25%, but less than 2.75%, in which case it is added to the applicable Six-Month LIBOR Index. For the Treasury Index Loans, the Margin is 2.75%. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.


               Range of Group 2 Mortgage Loan Principal Balances
                            as of December 31, 2001


                                                  Number of                                % of Mortgage Pool by
        Range of Principal Balances            Mortgage Loans       Principal Balance        Principal Balance
-------------------------------------------------------------------------------------------------------------------
          $0-49,999.99                               10                $  344,332.27                  4.79%
          $55,000-59,999.99                           3                   172,329.14                  2.40%
          $60,000-74,999.99                           1                    61,687.33                  0.86%
          $75,000-99,999.99                           5                   414,420.95                  5.77%
          $100,000-149,999.99                         2                   235,605.05                  3.28%
          $150,000-199,999.99                         8                 1,353,442.81                 18.83%
          $200,000-249,999.99                         2                   424,238.70                  5.90%
          $250,000-299,999.99                         3                   832,474.52                 11.58%
          $300,000-349,999.99                         4                   991,205.73                 13.79%
          $400,000-449,999.99                         1                   771,649.72                 10.74%
          $450,000-499,999.99                         2                   956,008.59                 13.30%
          $600,000-649,999.99                         1                   629,326.46                  8.76%
                                          ----------------------- ---------------------- --------------------------
          TOTALS                                     42                $7,186,721.27                100.00%
                                          ==========================================================================

               Range of Group 3 Mortgage Loan Principal Balances
                            as of December 31, 2001


                                          Number of                                % of Mortgage Pool by
Range of Principal Balances            Mortgage Loans       Principal Balance        Principal Balance
----------------------------------------------------------------------------------------------------------
$0-49,999.99                                  2                $   84,719.03                 1.14%
$60,000-74,999.99                             1                    66,020.86                 0.89%
$75,000-99,999.99                             7                   598,744.55                 8.03%
$100,000-149,999.99                           4                   517,187.24                 6.94%
$150,000-199,999.99                           4                   715,585.84                 9.60%
$200,000-249,999.99                           7                 1,605,354.66                21.54%
$250,000-299,999.99                           6                 1,611,371.26                21.63%
$300,000-349,999.99                           4                 1,289,181.36                17.30%
$350,000-399,999.99                           1                   358,101.62                 4.81%
$600,000-649,999.99                           1                   604,708.26                 8.12%
                                    ----------------------------------------------------------------------
               TOTAL                         37                $7,450,974.68               100.00%
                                    ======================================================================


                             ____________________

                 The date of this Supplement is April 26, 2002